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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /
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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Winland Electronics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAILED TO SHAREHOLDERS ON OR ABOUT JULY 27, 2001

WINLAND ELECTRONICS, INC.
1950 Excel Drive
Mankato, Minnesota 56001 U.S.A.
www.winland.com

July 27, 2001

Dear Fellow Shareholder:

PRESERVE YOUR INVESTMENT IN WINLAND
VOTE AGAINST DYNA TECHNOLOGY'S PROPOSAL

    As you know, a dissident holder of your company has demanded a Special Meeting for the purpose of removing without cause all of the current members of your Board of Directors and replacing them with its own hand-picked slate of directors. We believe that you would be ill served by the election of Mr. Call and his fellow nominees and urge you to vote AGAINST the proposal by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. (You should simply discard any Blue proxy card you may receive from Dyna Technology.)

    Your current Board has taken aggressive action to maximize Winland's value and future opportunities in the context of recent, difficult market conditions. Regaining our growth momentum demands strong leadership, independent thinking, and solid experience in the electronic manufacturing industry. We believe that now is not the time to turn control of your company over to a group of would-be directors who have little or no experience in your company's industry, who are not in fact the independent outsiders Mr. Call would have you believe, and who have no experience in serving on the board of directors of any public companies.

    Remember, #1 on Dyna Technology's list of intended actions is their removal of existing directors and senior management. Furthermore, Mr. Call states that "We may fill that gap with our nominees..." Accordingly, we think you should consider very carefully whether the dissident nominees are experienced enough—or even inclined—to watch out for your best interests, in either a director or management role:

Where's the Experience?

    Of the seven nominees Mr. Call would have you elect to your Board, only one, Mr. Kamp, has any experience related to the electronic industry—and that is as Chief Financial Officer of a distributor of computer hardware and software.

    Mr. Call and his cohort, Mr. Fraley, are executives of a company that manufactures generators, while the other nominees include an airplane pilot and real estate broker, a business developer for the food sector, a free-lance strategic planner specializing in the recreational industry, and an executive of a privately held medical systems developer. While two of these nominees can hark back to prior experience with Mr. Call at the Coleman Company, we want to remind you that the Coleman Company makes recreational and other consumer goods. In addition, none of the seven nominees appear to have any experience serving as directors of publicly held companies.

    In contrast, all five of your current Board members are specifically familiar with the challenges of designing, engineering and producing high quality electronic controls and assemblies, as well as the complexities of operating a public corporation either by dint of their experience at Winland or by their own business backgrounds.

Where's the Commitment?

    Disregarding Mr. Call's concern that your directors be "true outsiders," one of Dyna Technology's nominees, Mr. Fraley, is the Vice-President and Chief Financial Officer of Winco, Inc., a wholly owned subsidiary of Dyna Technology which in turn is wholly owned by Ralph I. Call and his wife. We do not expect that Mr. Fraley can make decisions independent of the Calls.

    In addition, Dyna Technology's proxy materials indicate that two of the other nominees, Messrs. Ring and Brown, were employed by the Coleman Company. Ralph Call himself was a long-time employee of Coleman Company.

    We believe that the nomination of Messrs. Ring and Brown proves that Ralph Call does not want to install a board of "true outsiders," but rather a group of directors ultimately answerable to him.

    You should also know that of the seven dissident nominees, only Mr. Call beneficially owns any stock, as you and the majority of your current Board do, in your company. How committed do you believe they will be to serving the interests of all shareholders?

Where's the Business Strategy?

    We fail to see that Ralph Call has offered Winland any real plan for the future value of your investment in Winland. In fact, that item ranks 8th on his intended action plan, considerably behind removing the entire board and senior management, and we note, the specifics of such a business plan remain mysterious. Ralph Call's activities have only one effect: they negatively influence the business strategy followed by your current Board by forcing Winland to waste valuable time and money on this proxy fight instead of further improving its business operations. We think you deserve better!

    Again, in summary we believe that your investment in Winland represents an investment in a company with an impressive track record, excellent products, and fine reputation in the marketplace and with its financial creditors—one with a sound adaptable strategic plan to weather the current economic and market situation and to regain its growth momentum.

    Your current Board of Directors, predominately non-employee, independent members, have been making necessary changes and tough decisions and are committed to continue to build the company and its value.

    I hope we have communicated to you our deeply felt concern about Ralph Call possibly being responsible for the value of your investment in Winland. We strongly urge you to vote AGAINST Dyna Technology's proposal.

    Please sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope today. (Again, please just discard any blue proxy card that you may receive or, if you have already mailed in a blue card, sign, date and return a WHITE card today.)

Thank you for your support.

Sincerely,

S. Robert Dessalet Chairman of the Board of Directors	Lorin Krueger President and CEO

YOUR VOTE IS IMPORTANT

Remember, if you hold your shares in "Street-Name," only your bank or broker can vote your shares and only upon your specific instruction. Please sign, date and return the enclosed WHITE proxy card TODAY to ensure that your vote is represented at the Meeting.

If you have any questions, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
TOLL-FREE AT 1-888-750-5834

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MAILED TO SHAREHOLDERS ON OR ABOUT JULY 27, 2001 WINLAND ELECTRONICS, INC. 1950 Excel Drive Mankato, Minnesota 56001 U.S.A. www.winland.com
PRESERVE YOUR INVESTMENT IN WINLAND VOTE AGAINST DYNA TECHNOLOGY'S PROPOSAL
YOUR VOTE IS IMPORTANT
INNISFREE M&A INCORPORATED TOLL-FREE AT 1-888-750-5834